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EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

COMPASS BANCSHARES, INC.
COMPUTATION OF NET INCOME PER COMMON SHARE

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
                                                 Year Ended December 31
                                         --------------------------------------
                                             1994         1993         1992
                                         ------------ ------------ ------------
                                          (in Thousands Except Per Share Data)
PRIMARY:
  Weighted average shares outstanding...       36,946       36,887       36,301
  Net effect of the assumed exercise of
   stock options -- based on the
   treasury stock method using average
   market price.........................          251          300          560
                                         ------------ ------------ ------------
  Total weighted average shares and
   common stock equivalents outstanding.       37,197       37,187       36,861
                                         ============ ============ ============
  Net income............................ $     99,671 $     89,718 $     76,003
  Preferred dividends...................           --        1,531        2,089
                                         ------------ ------------ ------------
  Net income available to common
   shareholders......................... $     99,671 $     88,187 $     73,914
                                         ============ ============ ============
  Net income per common share........... $       2.68 $       2.37 $       2.01
                                         ============ ============ ============
FULLY DILUTED:
  Weighted average shares outstanding...       36,946       36,887       36,301
  Net effect of the assumed conversion
   of the preferred stock...............           --          816        1,111
  Net effect of the assumed exercise of
   stock options -- based on the
   treasury stock method using average
   market price or year-end market
   price, whichever is higher...........          251          300          641
                                         ------------ ------------ ------------
  Total weighted average shares and
   common stock equivalents outstanding.       37,197       38,003       38,053
                                         ============ ============ ============
  Net income............................ $     99,671 $     89,718 $     76,003
                                         ============ ============ ============
  Net income per common share........... $       2.68 $       2.36 $       2.00
                                         ============ ============ ============
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